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                                                                       Exhibit B

                                                                    June 1, 2000


Dear Shareholder:

     We have enclosed an Information Statement regarding the closing of the Mid Cap Index Fund and Small Cap Value Fund (the "Funds"), two of the series of American General Series Portfolio Company 2 (the "Trust").

     On April 18, 2000, the Board of Trustees of the Trust (the "Board") determined that the interests of the shareholders of the Funds would best be served by closing the Funds. The Board arrived at this decision after careful consideration of, among other things, how the relatively small size and slow growth of the Funds have affected the Funds' operating expenses, and the effect of these operating expenses on shareholders' returns.

     VALIC and its affiliates together hold a majority of the outstanding voting securities of both of the Funds, sufficient to approve by written consent the plan of liquidation enclosed as Exhibit A to this information statement. Accordingly, on June 30, pursuant to such an action by written consent, the plan of liquidation will be adopted. This will not require any action by you, and we are not asking you for a proxy.

     The enclosed information statement contains further information about the intended closing of the Funds and about various options that the Trust is offering you as a shareholder concerning your investment in the Funds. These options include exchanging your shares in the Funds for shares of another series in the Trust, exchanging your shares in the Funds for Class A shares of certain series of North American Funds, or receiving a cash distribution representing the value of your shares after the Funds have been closed. We encourage you to read this information statement to learn more about these options. As always, please direct any inquiries you may have to our service number at 1-877-999-2434.


                              Sincerely,

                              /s/ Alice T. Kane
                              -------------------
                              Alice T. Kane
                              Chairman of the Board and President
                              American General Series Portfolio Company 2